Exhibit 99.1

PRESS RELEASE
The Nasdaq Stock Market, Inc.
One Liberty Plaza
New York, New York 10006

For Release:	January 12, 2005
Media Contact:	Bethany Sherman, NASDAQ
212.401.8714
Investor Contact:	Vincent Palmiere, NASDAQ
212.401.8742

NASDAQ PLANS COMMON STOCK OFFERING AND IS INVITING HOLDERS OF OUTSTANDING VOTING TRUST CERTIFICATES TO SELL EXISTING UNDERLYING SHARES IN THE OFFERING

The Nasdaq Stock Market, Inc. (NASDAQ: NDAQ) today announced that it is planning to conduct an underwritten public offering of its common stock. It anticipates completing the offering in the first quarter of 2006, subject to market conditions.

NASDAQ plans to sell its own shares in the offering. Consistent with NASDAQ’s previously disclosed intention to redeem its Series C preferred stock, NASDAQ currently expects to use approximately $105 million of proceeds from the offering for this purpose, with any further proceeds to be used for general corporate purposes.

In addition, at NASD’s request, NASDAQ is inviting stockholders that acquired Voting Trust Certificates, representing NASDAQ shares, before December 31, 2005 through the exercise of warrants issued in connection with the separation of NASDAQ from NASD, to sell those shares in the offering.

NASD has also expressed interest to NASDAQ in the possibility of selling shares in the offering, to the extent market conditions allow. The size of the offering will be established once NASDAQ receives all responses from potential selling shareholders. The shares sold by the selling stockholders are currently issued shares and will not change the number of NASDAQ shares outstanding.

As part of this proposed offering and as required by an agreement entered into in connection with NASDAQ’s separation from the NASD, NASD members will be invited to purchase shares through a Directed Share Program in this proposed offering.

This announcement does not constitute an offer of any security for any sale.

NASDAQ is the largest electronic screen-based equity securities market in the United States, both in terms of number of listed companies and traded share volume. With approximately 3,200 listed companies, it is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology industries. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ Newsroom at www.nasdaq.com/newsroom/.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the proposed securities offering, and the timing of and participants in that offering. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ’s control. These factors include, but are not limited to factors detailed in NASDAQ’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

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